UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PHELPS DODGE CORPORATION

(Exact name of registrant as specified in its charter)

New York	13-1808503

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Central Avenue, Phoenix, AZ	85004-4414

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 001-00082 (if applicable).
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A
     This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by Phelps Dodge Corporation, a New York corporation (the “Company”) with the Securities and Exchange Commission on February 6, 1998 (the “Form 8-A”).
Item 1. Description of Registrant’s Securities to be Registered
     Item 1 of the Form 8-A is hereby amended by adding the following at the end thereof:
     On November 18, 2006, the Company, Freeport McMoRan Copper & Gold, Inc., a Delaware corporation (“Parent”), and Panther Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, and the Company will continue as a wholly-owned subsidiary of Parent. The Merger has been approved by the respective Boards of Directors of the Company, Parent and Merger Sub.
     Prior to execution of the Merger Agreement, the Company and Mellon Investor Services LLC as successor in interest to The Chase Manhattan Bank (the “Rights Agent”), entered into Amendment No. 1 to Rights Agreement, dated as of November 18, 2006 (the “Rights Agreement Amendment”), amending the Rights Agreement, dated as of February 5, 1998 (the “Rights Agreement”), between the Company and the Rights Agent. Capitalized terms used below but not defined herein have the meanings given to them in the Rights Agreement, as amended by the Rights Agreement Amendment. The Rights Agreement Amendment provides that none of the execution and delivery of the Merger Agreement, the performance of any obligation thereunder, and the consummation of any one or more of the transactions contemplated thereby, including, without limitation, the Merger (any such event, a “Permitted Event”), will trigger the separation or exerciseability of the Rights under the Rights Agreement. In particular, the Rights Agreement Amendment amends the Rights Agreement to provide, among other things, that (i) neither Parent nor Merger Sub (with respect to acquisitions of Beneficial Ownership pursuant to a Permitted Event only) will be deemed to be an Acquiring Person, (ii) the acquisition of Beneficial Ownership of Common Shares as a result of a Permitted Event shall constitute neither a Section 11(a)(ii) Event nor a Section 13 Event and (iii) the acquisition of Beneficial Ownership of Common Shares as a result of a Permitted Event will cause neither the Distribution Date nor the Stock Acquisition Time to occur.

     The Rights Agreement, including the form of the Rights Certificate, is filed as an exhibit to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 6, 1998 and is hereby incorporated herein by reference. The Rights Agreement Amendment is filed as Exhibit 4.1 hereto and is hereby incorporated herein by reference. The foregoing description of the Rights Agreement and the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits

Exhibit No.	Description

4.1
Amendment No. 1 to Rights Agreement, dated as of November 18, 2006, between Phelps Dodge Corporation and Mellon Investor Services LLC as successor in interest to The Chase Manhattan Bank, as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: November 20, 2006

PHELPS DODGE CORPORATION.
By:	: /s/ S. David Colton
	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

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